Exhibit 99.1

Enertopia Corporation Announces Participation at Kelowna ESG Event

Kelowna, British Columbia--(Newsfile Corp. - June 22, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & provisional patents in the green technology space, is very pleased to provide the following update.

The Company is please to announce it will be participating at the Summit of Responsible Investment being sponsored by the Canadian Securities Exchange (CSE) in Kelowna, BC on June 27th.

For those who would like to pre-register for the event, please go to https://sri23.eventbrite.ca/

Join us in person in beautiful Kelowna, BC for a full-day session focused on helping investors and entrepreneurs understand and navigate the latest socially responsible investing (SRI) and environmental, social, and governance (ESG) trends and requirements.

The company will have a booth and will be participating in a presentation during the mining and critical metals section of the event between 1:30 PM - 3:20 PM on June 27, 2023.

"We look forward to seeing many of our local stakeholders at this event." Stated President Robert McAllister.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.